SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

Filed by the Registrant (x)
Filed by a Party other than the Registrant (  )

Check the appropriate box:
( ) Preliminary Proxy Statement     ( ) Confidential, For Use of the
(x) Definitive Proxy Statement          Commission Only (as
( ) Definitive Additional Materials     permitted by Rule 14a-
( ) Soliciting Material Under Rule      6(e)(2))

                            TOKHEIM CORPORATION
                            --------------------
              (Name of Registrant as Specified in Its Charter)

       -------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
      (x) No fee required.
      ( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies:
        -------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:
        -------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
        -------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:
        -------------------------------------------------------------
      (5) Total fee paid:
        -------------------------------------------------------------
      ( ) Fee paid previously with preliminary materials:
        -------------------------------------------------------------
      ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount previously paid:
        -------------------------------------------------------------
      (2) Form, Schedule or Registration Statement No.:
        -------------------------------------------------------------
      (3) Filing Party:
        -------------------------------------------------------------
      (4) Date Filed:
        -------------------------------------------------------------


                            TOKHEIM CORPORATION

                            Fort Wayne, Indiana

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held April 26, 2000

TO THE SHAREHOLDERS OF TOKHEIM CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Tokheim Corporation, an Indiana corporation, will be held at the Tolcheim Athletic Association Clubhouse at 1602 Wabash Avenue, Fort Wayne, Indiana 46803, on Wednesday, April 26, 2000, at 9:30 a.m., Eastern Standard Time, for the following purposes:

1. To elect three directors for three-year terms.

2. To consider and act upon a proposal recommended by the Board of Directors to elect PricewaterhouseCoopers LLP as the independent auditors for the 2000 fiscal year.

3. To consider and act upon a shareholder proposal concerning employee stock options.

4. To transact any other business that may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2000, as the Record Date for the determination of shareholders entitled to notice of and to vote at the meeting.

The Annual Report of the Company for the fiscal year ended November 30, 1999, including financial statements, has been mailed to all shareholders, and your Board of Directors urges you to read it.

                                            By Order of the Board of Directors,


March 28,2000                               Norman L. Roelke, Secretary


                          YOUR VOTE IS IMPORTANT

      The Board of Directors considers the vote of each shareholder important, whatever the number of shares held. If you are unable to attend the meeting in person, please date, sign, and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to your Company.

The Board of Directors solicits the execution and prompt return of the accompanying proxy.


                            Tokheim Corporation

                              PROXY STATEMENT

      The enclosed proxy is solicited by the Board of Directors of Tokheim Corporation ("the Company") for use at the Annual Meeting of Shareholders to be held April 26, 2000, at 9:30 a.m., Eastern Standard Time, and any adjournments thereof. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited by directors, officers, or other employees of the Company in person or by telephone. The Company will bear the cost of any solicitation.

      The Company's mailing address is PO. Box 360, Fort Wayne, fN 46801. The Annual Meeting of Shareholders will be held at the Tokheim Athletic Association Clubhouse at 1602 Wabash Avenue, Fort Wayne, Indiana 46803. This Proxy Statement, Proxy, along with the Company's Annual Report to Shareholders, are first being mailed to shareholders on March 28, 2000.

      Shareholders of record at the close of business on February 28, 2000, are entitled to notice of and to vote at the meeting. On that date, there were 12,669,377 shares of Common Stock outstanding, each share entitled to one vote, and 793,881 shares of Convertible Preferred Stock, each share entitled to one vote.

      When the enclosed proxy is properly executed and returned, the shares it represents will be voted at the meeting. Any shareholder giving a proxy may revoke it at any time before it is voted by filing written notice of revocation with the Secretary of the Company before the meeting, by submitting a subsequent valid proxy, or by attending the meeting. Shareholders do not have cumulative voting rights with respect to the election of directors.

      The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below. All shares represented by proxies, which are returned properly signed, will be voted as specified on the proxy If choices are not specified on the proxy, the shares will be voted as recommended by the Board. The Company's By-Laws require that the holders of a majority of the total number of shares issued and outstanding be represented in person or by proxy for business to be transacted at the meeting. Abstention and broker non-votes will be counted in determining whether a quorum exists.

                           ELECTION OF DIRECTORS

      The Articles of Incorporation of the Company provide that there shall be three groups of directors, each group being elected for a three-year term. Three directors are to be elected at the 2000 Annual Meeting, three directors at the 2001 Annual Meeting, and four directors at the 2002 Annual Meeting. Subject to the right of shareholders to withhold authority to vote for the election of directors, the persons named in the enclosed proxy have indicated they intend to vote for the election as directors the nominees listed below. The Board of Directors has no reason to believe that any of the nominees will be unable to serve, but in the event that any nomince(s) is not available, the persons named in the proxy will vote for substitute nominee(s) designated by the Board of Directors. 2


      All of the nominees to be elected at the 2000 Annual Meeting have been serving as directors and were elected by vote of the shareholders. Information as to the nominees and each of the current directors whose term continues after the Annual Meeting follows:

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2003 ANNUAL MEETING

                                                                                                    Common Shares
          Principal Occupation                                                                       Beneficially
          or Employment and                                                          Director        Owned as of
             Directorships                                              Age            Since       February 28, 2000
          --------------------                                          ---          --------      -----------------
ROBERT M. AKIN, III.........................................             64            1993              11,800
Former President and Chief Executive Officer, from 1971 to
1995, of Hudson International Conductors, a subsidiary
of Phelps Dodge Corp., a manufacturer of specialty wire
products.

JAMES K. BAKER..............................................             68            1993              18,600
Former Vice Chairman of the Board of Arvin Industries, Inc.,
a global manufacturer of automotive products, from 1996 to
1998. He was Chairman of the Board of Arvin Industries, Inc.,
from 1993 to 1996. Prior to 1993, he was Chairman and CEO of
Arvin Industries, Inc. He is also a director of Amcast Industrial
Corp., The GEON Company, and CINergy Corp.

RICHARD W HANSEN............................................             62            1995              52,400
Former Chairman, President and Chief Executive Officer, from
1977 to 1996, of Furnas Electric Company, a leading
manufacturer of industrial electrical and electronic motor
control products.

      The affirmative vote of the holders of a plurality of the shares represented and entitled to vote at the meeting is required for the election of directors.

                     THE BOARD OF DIRECTORS RECOMMENDS
              A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE



DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING

                                                                                                    Common Shares
          Principal Occupation                                                                       Beneficially
          or Employment and                                                          Director        Owned as of
             Directorships                                              Age            Since       February 28, 2000
          --------------------                                          ---          --------      -----------------
B. D. COOPER....................................................         57             1993             6,800
Chairman of the Board and Chief Executive Officer of PE.S., Inc.,
which sells and distributes petroleum equipment to the petroleum industry. He has also served as President of PE.I. and S.T.I. He is also a director of Delhi Bancshares and Chairman of the Board of Heritage Banks.

LEO J. HAWK ....................................................         67             1998            12,000
Chairman of the Board, since 1992, of Superior Metal Products,
Inc., which manufactures functional and decorative
hardware for major appliance, office furniture, and automotive industries. Prior to 1992, he was President and CEO of
Superior Metal Products, Inc.

DOUGLAS K. PINNER...............................................         59             1992            84,034
President and Chief Executive Officer of the Company since 1992 and Chairman of the Board since 1996. Prior to 1992, he was
President of Slater Steels Fort Wayne Specialty Alloys, a
wholly-owned subsidiary of Slater Industrial of Toronto,
which manufactures stainless steel bar.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING

                                                                                                    Common Shares
          Principal Occupation                                                                       Beneficially
          or Employment and                                                          Director        Owned as of
             Directorships                                              Age            Since       February 28, 2000
          --------------------                                          ---          --------      -----------------
WALTER S. AINSWORTH...........................................           71             1992             6,414
Former President and Chief Executive Officer, from 1979 to
1992, of Phelps Dodge Magnet Wire Company, an international
producer of magnet wire. He was Senior Vice President of
Phelps Dodge Corp. from 1985 to 1992.

GERALD H. FRIELING, JR........................................           69             1989             8,400
Vice Chairman of the Board of the Company since 1996.
Former Chairman of the Board from 1991 to 1996. He was
Chief Executive Officer from 1991 to 1992. Previously, he
was Chairman of the Board, President and Chief Executive
Officer of National- Standard, a diversified manufacturer of specialty wire, metal products, and machinery. He is also
a director of CTS Corporation.

DR. WINFRED M. PHILLIPS......................................            59              1986            5,600
Vice President for Research and Dean of the Graduate
School, University of Florida. He is also director of
First Union National Bank of Gainesville.

IAN M. ROLLAND...............................................            66              1981            6,125
Former Chairman and Chief Executive Officer, from 1992 to
1998, of Lincoln National Corporation, which provides life
insurance and annuities, property-casualty insurance and related services through its subsidiary companies. Prior to 1992, he was President and CEO of Lincoln National Corporation. He
is also a director of NiSOURCE, Wells Fargo, and Bright
Horizons Family Solutions.

BOARD OF DIRECTORS AND BOARD COMMITTEES

      The Company's Board of Directors held eleven meetings during the past fiscal year. The Board of Directors has established the following
Committees: Audit, Compensation, Executive, and Strategy & Technology. Members normally serve on a Committee for a three-year period. Each director, with the exception of Richard W. Hansen, attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of Committees on which such director served during the past fiscal year. Mr. Hansen, unable to attend several meetings because of other business commitments, did attend 72% of the scheduled meetings.

      Audit Committee. The Audit Committee, which consists of four non-employee directors, met seven times during the past fiscal year. The Committee arranges the details of the annual audit of the Company and recommends to the Board of Directors independent auditors to be presented for consideration by the shareholders. In addition, the Committee meets periodically with members of the Internal Audit Department and independent auditors to review (1) internal audits of a significant nature, (2) external audit scope in planning, and (3) comments to management on significant items related to the external audit. The following directors currently comprise the Audit Committee: James K. Baker; B. D. Cooper; Dr. Winfred M. Phillips; and Ian M. Rolland.

      Compensation Committee. The Compensation Committee, which consists of three non-employee directors, met four times during the past fiscal year. The Committee makes recommendations to the Board of Directors concerning officers'salaries and other compensation and is responsible for reviewing compensation for directors. The following directors currently comprise the Compensation Committee: Walter S. Ainsworth; B. D. Cooper; and Richard W Hansen.

      Executive Committee. The Executive Committee, which consists of four non-employee directors and Mr. Pinner, met three times during the past fiscal year. The Committee reviews strategic plans of the Company and lends other assistance to the President and Chief Executive Officer as required. In addition, the Committee serves as a nominating committee for prospective directors. The Committee will consider candidates recommended by shareholders for nomination to the Board of Directors. Recommendations may be submitted in writing to the Secretary of the Company at the Company's mailing address. The following directors currently comprise the Executive
Committee: Walter S. Ainsworth; James K. Baker; B. D. Cooper; and Gerald H. Frieling, Jr.

      Strategy & Technology Committee (formerly known as the Technical Committee). The Strategy & Technology Committee, which consists of six non-employee directors, met three times during the past fiscal year. The Committee reviews strategic technical plans of the Company and reviews software and hardware approaches used by the Company as required. The following directors currently comprise the Strategy & Technology Committee:
Robert M. Akin, 111; B. D. Cooper; Gerald H. Frieling, Jr.; Richard W. Hansen; Leo J. Hawk; and Dr. Winfred M. Phillips.

EXECUTIVE OFFICERS

      The following table sets forth certain information and ages as of February 28, 2000, regarding each of Tokheim's executive officers:

Douglas K. Pinne..............  59       Chairman of the Board, President and
                                         Chief Executive Officer

John A. Negovetich............  55       Executive Vice President, Finance
                                         and Administration and Chief
                                         Financial Officer

Jacques St-Denis..............  42       Executive Vice President, Operations

Norman L. Roelke..............  50       Vice President, Secretary and General
                                         Counsel

Scott A. Swogger..............  47       President, Tokheirn U.S.

      Douglas K. Pinner has been President and Chief Executive Officer of Tokheim since 1992, a Director since 1992, and Chairman of the Board since 1996. Previously, he was President of Slater Steels Fort Wayne Specialty Alloys, a whollyowned subsidiary of Slater Industrial of Toronto, which manufactures stainless steel bar.

      John A. Negovetich has been Executive Vice President, Finance and Administration since 1998 and Chief Financial Officer since 1995. From 1996 to 1998, Mr. Negovetich was President, Tokheirn North America. From 1993 to 1995, Mr. Negovetich was Vice President, Finance, Chief Financial Officer and a member of the Board of Ardco, Inc. From 1987 to 1992, he served as Vice President and Chief Financial Officer of Hawker-Siddeley Investments, Inc.

      Jacques St-Denis has been Executive Vice President, Operations since 1998. From 1996 to 1998, he served as President and Director General of Tokheim-Sofitam S.A. During 1996, he served as Vice President, Tokheim International. From 1995 to 1996, Mr. St-Denis was Director of Export and International Operations for the Company. From 1994 to 1995, he was Tokheim's Director of Marketing, and from 1993 to 1994, he was Director of Worldwide Services. Previously, Mr. StDenis served as Managing Director of European Operations and National Sales and Marketing Director, USA, for Babson Brothers Company.

      Norman L. Roelke has been Vice President and General Counsel of Tokheim since 1994 and Secretary since 1995. From 1987 to 1994, Mr. Roelke served as the Company's Corporate Counsel.

      Scott A. Sivogger has been President, Tokheim U.S., since 1997. From 1995 to 1997, he served as Vice President, Quality Systems. From 1994 to 1995, he was Tokheim's Director of Quality Assurance. Previously, he served as the Company's Senior Manager of Quality Assurance.


EXECUTIVE COMPENSATION

      The following tables set forth various aspects of executive compensation paid by the Company for services over the past three fiscal years to the Company's Chief Executive Officer and each of the four most highly compensated executive officers.

                                        SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                        Annual Compensation                     Compensation Awards
                              -------------------------------------     -----------------------------------
                                                                                      Other
                                                            Annual                  Securities      All
                                                            Compen-     Restricted  Underlying     Other
    Name and                          Salary     Bonus      sation        Stock      Options/    Compensa-
Principal Position            Year      ($)       ($)         ($)       Awards($)    SARs(#)     tion($)(1)
------------------            ----    ------     -----      -------     ----------  ----------   ----------
Douglas K. Pinner             1999   $476,883   $ ---      $12,317(2)   $  ---      $ 75,000     $98,733(3)
Chairman, President and       1998    401,083    300,000    85,445         ---         ---        84,015
Chief Executive Officer       1997    373,333    190,000     4,763       462,500     105,000      67,705

John A. Negovetich            1999   $284,947   $ ---      $ 2,170(4)   $  ---      $ 31,000     $43,367(5)
Executive Vice President,     1998    238,233    120,000    24,807         ---         ---        34,949
Finance & Administration      1997    210,000     84,000    11,603       138,750      30,000      20,866
and Chief Financial Officer

Jacques St-Denis              1999   $284,947   $ ---      $   847(6)   $  ---      $ 31,000     $21,270(7)
Executive Vice President,     1998    235,317    120,000    23,658         ---         ---        18,257
Operations                    1997    175,000     70,000    39,589       138,750      50,000      14,323

Norman L. Roelke              1999   $183,417   $ ---      $ 1,546(l)   $  ---        15,000     $25,793(9)
Vice President, Secretary,    1998    154,583     50,000     8,407         ---         ---        23,125
and General Counsel           1997    139,167     45,000       942        46,250      20,000      19,234

Scott A. Swogger              1999   $171,996   $ ---      $   844(10)  $  ---        10,000     $13,255(11)
President, Tokheim U.S.       1998    159,305     50,000       490         ---         ---        12,493
                              1997    119,961     25,000       443         ---        18,000      10,636

1) In accordance with the rules of the Securities and Exchange Commission, a description of the amounts related to fiscal years 1998 and 1997 have not been included. The Company provides the named executive officers with certain group life, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to the Securities and Exchange Commission's rules.

2) Represents taxes paid on Mr. Pinner's behalf of $5,927 and value of Company-provided car of $6,390.

3) Includes Company contributions to the Retirement Savings Plan of $8,800; term life insurance premiums of $11,583; and $78,350 estimated present value of cash surrender value for 1999 to be received in future years.

4) Represents taxes paid on Mr. Negovetich's behalf

5) Includes Company contributions to the Retirement Savings Plan of $8,800; term life insurance premiums of $4,240; and $30,327 estimated present value of cash surrender value for 1999 to be received in future years.

6) Represents taxes paid on Mr. St-Denis'behalf

7) Includes Company contributions to the Retirement Savings Plan of $8,800; term life insurance premiums of $1,655; and $10,815 estimated present value of cash surrender value for 1999 to be received in future years.

8) Represents taxes paid on Mr. Roelke's behalf of $1,096 and a patent bonus of $450.

9) Includes Company contributions to the Retirement Savings Plan of $8,800; term life insurance premiums of $2,142; and $14,851 estimated present value of cash surrender value for 1999 to be received in future years.

10) Represents taxes paid on Mr. Swogger's behalf of $523 and reimbursement for computer of $321.

11) Includes Company contributions to the Retirement Savings Plan of $8,800; term life insurance premiums of $1,021; and $3,434 estimated present value of cash surrender value for 1999 to be received in future years.

    The following table sets forth information regarding the Stock Appreciation Rights (SARs) and stock options granted to the executive officers during the last fiscal year ending November 30, 1999.

                                                    OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                           Potential realizable value      Alternative
                                                                           at assumed annual rates       to (f) and (g):
                                                                           of stock price appreciation     grant date
                                 Individual Grants                                 for option term            value
------------------------------------------------------------------------   ---------------------------   ---------------
                       Number of       Percent
                       securities     of total
                       underlying    options/SARs                                                             Grant
      Name            Options/SARs   granted to    Exercise   Expiration     5%($)       10%($)                date
                       granted(#)     employees     or base      date                                        present
                                      in fiscal      price                                                    value
                                        year         ($/Sh)                                                      $

       (a)                (b)            (c)          (d)         (e)         (f)          (g)                  (f)
------------------    ------------   ------------  ---------  ----------    --------     --------            -------
Douglas K. Pinner       75,000          21%         $8.6875     3/17/09     $684,141     $716,719              $-0-
John A. Negovetich      31,000           9%         $8.6875     3/17/09     $282,778     $296,244              $-0-
Jacques St-Denis        31,000           9%         $8.6875     3/17/09     $282,778     $296,244              $-0-
Norman L. Roelke        15,000           4%         $8.6875     3/17/09     $136,828     $143,344              $-0-
Scott A. Swogger        10,000           3%         $8.6875     3/17/09     $ 91,219     $ 95,563              $-0-


    The following table sets forth information regarding exercisable Stock Appreciation Rights and exercisable stock options held as of the end of fiscal year 1999 and valued as of November 30, 1999.


           AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTIONS/SAR VALUES

                                              Securities        Value of
                                              Underlying       Unexercised
                                              Unexercised      In-The-Money
                                             Options/SARs      Options/SARs
                                              at Fiscal          at Fiscal
                      Shares                  Year-End(#)       Year-End($)
                     Acquired      Value    ----------------  ---------------
                    on Exercise  Realized   Exercisable(E)/   Exercisable(E)/
     Name               (#)         ($)     Unexercisable(U)  Unexercisable(U)
-----------------   -----------  --------   ----------------  ----------------
Douglas K. Pinner       -0-         -0-        52,500(E)           -0- (E)
                                              127,500(U)           -0- (U)
John A. Negovetich      -0-         -0-        37,500(E)           -0- (E)
                                               53,500(U)           -0- (U)
Jacques St-Denis        -0-         -0-        25,000(E)           -0- (E)
                                               56,000(U)           -0- (U)
Norman L. Roelke        -0-         -0-        27,000(E)           -0- (E)
                                               25,000(U)           -0- (U)
Scott A. Swogger        -0-         -0-        14,000(E)           -0- (E)
                                               21,500(U)           -0- (U)


                         COMPENSATION OF DIRECTORS

    During fiscal year 1999, non-employee directors of the Company received a quarterly retainer of $2,400; $800 for each meeting of the Board or a Committee of the Board attended in person; $400 for each Board or Committee meeting attended telephonically or for the second meeting attended in the same day. Also, each non-employee director of the Company was granted 1,000 shares of treasury stock in lieu of a pay increase. In addition, Gerald H. Frieling, Jr., received $ 10,000 each quarter as compensation for his services as Vice Chairman of the Board. Directors may, by written agreement with the Company, defer payment of compensation until they cease to be members of the Board or reach age 75, whichever is later. Directors who are officers or employees of the Company receive no additional compensation for their services as directors.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING CONFERENCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Cominission. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such furnished to the Company and written representations from the Company's executive officers and directors, all reports were filed on a timely basis, with the exception of one transaction by Robert M. Akin, 111, who purchased 3,000 shares in October 1999.


          EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company has entered into employment agreements with each of its executive officers, including its Chief Executive Officer. These agreements provide for basic terms of compensation for these officers, as well as identifying existing benefit programs extended by the Company. These agreements also restrict the officers from competition with the Company under certain circumstances and prohibit disclosure of confidential information. In addition, the agreements provide for termination benefits in the event an executive officer is terminated without cause (as defined in the agreements themselves) or in the event of change in control of the Company (as defined in the agreements themselves). These benefits essentially provide for continuing salary and fringe benefits for a period of time in the event termination of employment occurs within 12 months from the date of change in control. Mr. Pinner's agreement provides for these benefits over a period of 36 months, while the executive officer agreements provide for these benefits over a 24-month period. These provisions are intended to keep the Company competitive in its recruitment and retention of management personnel. Based upon the level of current compensation of the named executive officers, as well as the Chief Executive Officer, payments under these provisions would exceed $100,000.


                           REPRICING OF OPTIONS

    The Company has adopted a policy prohibiting the reissue or repricing of any options granted under the Stock Incentive Plan.


                       COMPENSATION COMMITTEE REPORT

Overview

    The Compensation Committee of the Board of Directors (the "Committee") is responsible for the approval and administration of compensation programs relating to the pay of all executive officers and selected key management employees. It is the objective of the Committee to ensure the Company's ability to attract and retain the highest caliber executives by providing adequate and appropriate compensation programs for attainment of financial results, which ultimately benefit the shareholders, customers, employees, and communities in which the Company operates. The Committee approves all compensation involving the executive officers, all incentive stock awards, and periodically reviews compensation for other key management employees.

Salaries

    To attract and retain the most capable executives, it is the responsibility of the Compensation Committee to design a compensation program that is competitive with similar manufacturing companies. The Committee studied various analyses of salary ranges for equivalent positions within a suitable Peer Group. The Peer Group consisted of many approximatesized companies, including those with the industrial classifications for pump dispensing equipment. The Committee policy is to have executive officers' base salaries at least within the first quartile of the objectively established ranges for officers' salaries of like manufacturing companies.

    The President and Chief Executive Officer's salary is established by the Committee and approved by the Board of Directors. The President and Chief Executive Officer submits the recommended remuneration for the executive officers, operating under his control, to the Committee for approval. The Committee utilized Hewitt Associates to perform an analysis of the Company's compensation program for top executives. After reviewing the analysis of Hewitt Associates, the Committee inclined toward judging the operational results of the Company over a longer time frame before making compensation adjustments. The salaries recommended by Hewitt Associates were greater than the Committee desired to implement at this time. It was decided that future compensation, while still incorporating the elements of base salary, bonus, and long-term incentives, should depend upon the achievement of specific measurable financial targets and goals. Based upon Mr. Pinner's increased responsibilities as a result of the acquisition of the RPS business and an effort by the Committee to maintain the President and Chief Executive Officer's salary in the range for presidents and chief executive officers of like manufacturing companies, Mr. Pinner's base salary for fiscal year 1999 was increased 20%. When approving the compensation for all executive officers, the Committee utilized the same factors and criteria for determining Mr. Pinner's salary.

Stock Incentive Plan

    To further encourage superior financial results, the Company implemented a Stock Incentive Program which was approved by the shareholders at the 1993 Annual Shareholders Meeting and subsequently amended at the 1997 Annual Shareholders Meeting to provide additional shares for stock awards. The purpose of this program is to promote the longterm financial performance of the Company by distributing stock incentive awards to key management for attaining corporate and individual objectives. The options granted under this program are vested over a number of years to encourage the financial growth of the Company, plus the retainment of key personnel.

    During the year, Mr. Pinner was granted Stock Appreciation Rights
(SARs) to 75,000 shares; Mr. Negovetich was granted SARs to 3 1,000 shares; Mr. St-Denis was granted SARs to 3 1,000 shares; Mr, Roelke was granted SARs to 15,000 shares; and Mr. Swogger was granted an incentive stock option for 10,000 shares.

Cash Bonuses

    Also, to promote superior financial results, the Committee has adopted and is responsible for administering a Key Management Incentive Bonus Plan. This plan is designed to encourage sustained progress and growth of the Company coupled with financial results for the benefit of its shareholders. The bonuses under this plan are based on the attainment of corporate objectives and for individual performance during the fiscal year as stated in the Company's Business Plan and approved by the Board of Directors. There were no cash bonuses awarded for fiscal 1999.

Committee Composition

    This Report is submitted by the Compensation Committee of the Board of Directors, which is comprised of Walter S. Ainsworth, Chairman; B. D. Cooper; and Richard W. Hansen.

                                    Walter S. Ainsworth, Chairman
                                    B. D. Cooper
                                    Richard W Hansen


                             PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock for the last five fiscal years with the cumulative returns of the Russell 2000 Index and Peer Group:

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

          Tokheirn Corporation, Russell 2000 Index And Peer Group
                   (Performance Results Through 11/30/99)


                       1994     1995    1996      1997     1998     1999
------------------------------------------------------------------------
TOKHEIM CORP          100.0    79.10   107.46   224.63   102.99    38.07
Russell 2000 Index    100.0   128.28   149.39   184.11   171.60   196.34
Peer Group            100.0   149.41   197.60   283.47   172.83   292.89

Assumes $100 invested at the close of trading on 11/94 in Tokheim
Corporation common stock, Russell 2000 Index and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.


     STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER BENEFICIAL OWNERS

                           Management Ownership

    The following table sets forth, as of the Record Date, the number of shares beneficially owned (or deemed to be beneficially owned pursuant to the rules of the Securities and Exchange Commission) by each director of the Company, each of the executive officers named in the Summary Compensation Table, included elsewhere herein, and the current directors and executive officers of the Company as a group. All references are to Common Stock unless otherwise noted.

                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                       -----------------------------------------
                                          Common      Preferred   Exercisable
                           Common          Stock         Stock       Stock       Percent
        Name                Stock        in the RSP   in the RSP    Options      of Class
-----------------------------------------------------------------------------------------
Walter S. Ainsworth         6,414(1)         -           -             -             *
Robert M. Akin, III        11,800            -           -             -             *
James K. Baker             18,600            -           -             -             *
B. D. Cooper                6,800(2)(3)      -           -             -             *
Gerald H. Frieling, Jr.     8,400            -           -             -             *
Richard W Hansen           52,400            -           -             -             *
Leo J. Hawk                12,000            -           -             -             *
John A. Negovetich         10,500          1,028       1,037        37,500           *
Winfred M. Phillips         5,600            -           -             -             *
Douglas K. Pinner          84,034          6,275       2,504        52,500          1.1
Norman L. Roelke            5,464            768       3,388        27,000           *
Ian M. Rolland              6,125            -           -             -             *
Jacques St-Denis            16,897           451       2,268        25,000           *
Scott A. Swogger            5,000(4)      15,612       1,806        14,000           *
Executive Officers and
  Directors as a Group
  (14 persons)            250,034         24,134      11,003       156,000          3.5

---------
*Represents less than 1% of the Company's outstanding Common Stock.

(1) In addition, Catherine Ainsworth, Mr. Ainsworth's wife, owns 478 shares, with respect to which Mr. Ainsworth disclaims any beneficial interest.
(2) In addition, Barbara Cooper, Mr. Cooper's wife, owns 4,000 shares, with respect to which Mr. Cooper disclaims any beneficial interest.
(3) In addition, PE.S., Inc. Pension Plan owns 6,000 shares. Mr. Cooper is a participant and trustee of the Plan.
(4) In addition, Jane Swogger, Mr. Swogger's wife, owns 1,090 shares, with respect to which Mr. Swogger disclaims any beneficial interest.


                          OTHER BENEFICIAL OWNERS

    The following table sets forth the number of shares of Common Stock beneficially owned by the only persons known to the Company to own more than 5% of the outstanding shares of Common Stock and the holder of the Company's Convertible Preferred Stock:

Name of Individual         Amount and Nature of     Class of       Percent of
or Identity of Group       Beneficial Ownership      Shares          Shares
--------------------       --------------------     --------       ----------
The Bank of New York
One Wall Street                                   Convertible
New York, New York 10286        793,881(l)        Preferred Stock    100.0

Schlumberger Limited
42, rue St Dominique
75007 Paris, France           2,526,923(l)        Common Stock        19.9
--------
(1) Represents shares of the Company's Preferred Stock held by the Trustee of the Retirement Savings Plan for Employees of Tokheim Corporation and Subsidiaries. Pursuant to this qualified plan, shares of Preferred Stock are to be allocated from time to time to the Company's employees, including its officers. It is not possible to predict the actual number of shares of Preferred Stock which will be allocated to officers in the future. Allocated shares are voted by the participants, including officers, to whom they are allocated. Unallocated shares are voted by the Trustee in proportion to the vote by participants with respect to allocated shares.
(2) Represents shares for which the Schlumberger Warrants are exercisable.


                     ELECTION OF INDEPENDENT AUDITORS

    The Company By-Laws provide that independent auditors shall be elected each year at the Annual Meeting of Shareholders and that an Audit
Committee, comprised only of non-employee directors, shall recommend independent auditors for consideration by the shareholders.

    The Audit Committee has recommended selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2000. In accordance with that recommendation, the Board of Directors proposes adoption of the following resolution:

    RESOLVED, That PricewaterhouseCoopers LLP be and hereby is elected independent auditors to audit the accounts and records of the Company for fiscal year 2000, to report on the financial position of the Company, and to perform such other appropriate accounting services as may be required by the Board of Directors.

    PricewaterhouseCoopers LLP (formerly Coopers & Lybrand L.L.P) has audited the accounts of the Company for many years. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will be available to respond to appropriate questions from the shareholders or to make a statement, if so desired.

    The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting is required for the election of auditors.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL


               SHAREHOLDER PROPOSAL - EMPLOYEE STOCK OPTIONS

    Mr. Ralph E. Spelbring, 236 Bank Street, Elkhart, IN 46516, record holder of 200 shares of common stock of the Company, has given notice that he will introduce the following resolution and supporting statement at the Annual Meeting:

    RESOLVED: "Tokheim Corporation shareholders recommend that all employees who were employed on December 31, 1999, be granted an option to purchase two hundred (200) shares at the closing price the day this is approved by shareholders. The option may be exercised from one to five years from date of grant."

    COMMENTS: "Do you believe that shareholders will benefit by having employees as shareholders? Support this if you believe the answer is yes."

    For the reasons set forth below, the Board of Directors recommends a vote AGAINST the proposal.

    This shareholder proposal was excluded from the Company's 1999 Proxy Statement, as permitted by the proxy rules, because it relates to the Company's ordinary business operations.

    The Board of Directors believes that this shareholder proposal is not in the best interests of the Company and its shareholders. The Company currently maintains and contributes matching dollars to a401(k) plan through which employees of the Company can invest in common stock of the Company. Moreover, the Compensation Committee of the Board of Directors believes that it has adequate employee compensation programs in place and reviews them from time to time to ensure their continued competitiveness in the Company's industry.

    The Board of Directors believes that granting options to employees as contemplated by this shareholder proposal at the current time would not be in the best interests of its current shareholders. Given the Company's current stock price, options would be granted at low exercise prices and may result in substantial dilution to the Company's current shareholders.

    Finally, the Board of Directors believes that the above shareholder resolution was not submitted in compliance with the requirements for shareholder proposals contained in the Company's By-Laws. The Company's By-Laws require that shareholder proposals must be delivered to or mailed and received by the Secretary of the Company not less than 50 nor more than 90 days prior to the Annual Meeting of Shareholders to which this proposal relates. The above shareholder resolution was received by the Company on August 4, 1999, which date is outside the time periods prescribed by the Company's By-Laws. As a result, the Company reserves the right to declare the proposal as improper under Indiana law and the Company's By-Laws at the Annual Meeting.

    The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting is required for the approval of the foregoing shareholder resolution.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL


SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders, pursuant to Rule 14a8 under the Exchange Act, must be received by the Secretary, Tokheim Corporation, PO. Box 360, Fort Wayne, IN 46801 by November 28, 2000.

    The Company's By-Laws provide that shareholder nominations for election as directors or proposals of other business may be made in compliance with certain advance notice, information, and other application requirements. In order to be considered, a shareholder's notice of director nomination or other proposals must be delivered to or mailed and received by the Secretary of the Company at the address listed above not less than 50 nor more than 90 days prior to the 2001 Annual Meeting of Shareholders; provided, however, that in the event that less than 60 days' notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was given. A shareholder's notice of director nomination or other proposals must contain certain information required by the By-Laws. Copies of the By-Laws are available upon request made to the Secretary of the Company at the above address. The requirements described above do not supersede the requirements or conditions established by the SEC for shareholder proposals to be included in the Company's proxy materials for a meeting of shareholders.

OTHER BUSINESS

    The Board of Directors knows of no matters, other than those specified above, which are to be presented at the meeting. Should any other matters properly come before the meeting, or any adjournments thereof, the person or persons voting the proxies will vote them in accordance with their best judgment in the interest of the Company.


                                       By Order of the Board of Directors,


                                       Norman L. Roelke, Secretary

March 28, 2000



                      PROXY TOKHEIM CORPORATION PROXY
                 Proxy Solicited By The Board of Directors
           for the Annual Meeting of Shareholders, April 26, 2000

      Walter S. Ainsworth and Gerald H. Frieling, Jr., or either of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of common stock and convertible preferred stock of Tokheim Corporation held on record by the undersigned on February 28, 2000, at the Annual Meeting of Shareholders to be held on April 26, 2000 at the Tokheim Athletic Association Clubhouse, 1602 Wabash Avenue, Fort Wayne, Indiana, at 9:30 a.m., and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED OR, IN THE ABSENCE OF SPECIFIC DIRECTIONS, SAID PROXY IS AUTHORIZED TO VOTE "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.

      (  ) Check here for address change.             (  ) Check here if you plan to attend the meeting.
New Address: __________________________
______________________________________
______________________________________

               (Continued and to be signed on reverse side.)

                            TOKHEIM CORPORATION
 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY ( X )


                                                For    Withhold   For All
                                                All      All      Except*
2000  1.Election of Director                    ( )     (  )       (  )
        Nominees: Robert M. Akin, III,
        James K. Baker and Richard W.
P       Hansen
R
O
X     * Write Nominee(s) exception above
Y


                                                         For   Against  Abstain
   2.  To elect PricewaterhouseCoopers LLP as the        (  )    (  )    (  )
       independent auditors for the 2000 fiscal year.

   3.  Shareholder Proposal - Employee                   (  )    (  )    (  )
       Options.

   4. Transact any other business that may properly come before the meeting.



                                                 Dated:  ________________, 2000
                                           Signature(s) _______________________
                                           ____________________________________

Please sign exactly as your name appears. If acting as attorney, sentative capacity, sign name and indicate title.


Please vote, sign, date, and return this proxy card promptly using the enclosed envelope.